EXHIBIT 99

February 26, 2015

                                                             CANNAPHARMARX, INC.
                                                         Endocannabinoid Science


CannaPharmaRx announces the appointment of two new members to its board of directors

Carneys Point, NJ - February 26, 2015--CannaPharmaRx, Inc. (OTCQB: GDHC), the New Jersey-based pharmaceutical company, announced today that it has continued to upgrade its corporate governance from external pharmaceutical and pharmacy industry sources by adding Wendy DiCicco and David Pohl to its Board of Directors.

Ms. DiCicco is currently an independent consultant serving a number of clients in the orthopedic and pharmaceutical industries. Ms. DiCicco most recently served as the Chief Financial Officer of Nuron Biotech, Inc., a privately-held biotech company, developing specialty biologics and marketing vaccines internationally for the prevention and treatment of infectious and neurodegenerative disease. Prior to Nuron, for sixteen years, Ms. DiCicco served as Chief Financial Officer for both private and public companies with a focus in the orthopedic and cardiovascular medical device industries, including Globus Medical and Kensey Nash Corporation. Ms. DiCicco is also a member of Boards of Directors of several public and pre-IPO companies. Ms. DiCicco started her career at Deloitte & Touche, LLP, where she was an Accounting and Audit Manager before beginning her career as an industry executive. Ms. DiCicco holds a B.S in Accounting from Philadelphia College of Textiles and Science and is a Certified Public Accountant in the Commonwealth of Pennsylvania. Ms. DiCicco is a National Association of Corporate Directors (NACD) Governance Fellow. Ms. DiCicco adds financial reporting and management skills to our board as a result of her career, including her experience with a large public accounting firm and as the CFO of both public and private companies.

"We are excited to announce that Ms. DiCicco will be joining our Board of Directors, with the intention of creating and having her chair our future Audit Committee of the Board. This is a critically important board position and we could not have found a better candidate. Ms. DiCicco brings her impressive accomplishments as CFO and working with multiple Boards of Directors for publically-traded companies. We look forward to her guidance as we strive for excellence in all our financial reporting and governance efforts," said Gerry Crocker, Chief Executive Officer of CannaPharmaRx, Inc.


David Pohl brings over 30 years of leadership experience in healthcare-related businesses to the CannaPharmaRx Board. Currently, he is an Executive Vice President with TridentUSA Health Services, the leading national provider of bedside diagnostic and laboratory services. Prior to this position, he was the Chief Operating Officer of MobilexUSA, the largest operating company within TridentUSA Health Services. David held a number of senior management positions at Cardinal Health, including his role as the Senior Vice President of Retail National Accounts where he had responsibility for $45 billion in annual revenue as part of the pharmaceutical distribution business. Prior to joining Cardinal,

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he was with Dentsply  International where he held the position of National Sales
Manager in the U.S. before moving to the role of Managing Director of Dentsply's Australian operations, based in Melbourne, Australia. He also held management positions with Hill-Rom/Support Systems International and American Hospital Supply Corporation and is currently a member of the Advisory Board of ProactiCare LLC. David holds a B.A. from Bucknell University with a double major in Biology and Geology.

Mr. Crocker added, "We are excited to welcome David to our Board of Directors. David brings a wealth of healthcare senior management experience and an entrepreneurial spirit, well suited for the challenges of a start-up in the pharmaceutical sector."


About CannaPharmaRx
Our purpose is to innovate to bring cannabinoid-based therapies to market that improve patients' lives. R&D is at the heart of our mission as we work to transform advanced science and technologies into the therapies that matter most. Our executive management team has over 100 years of combined pharmaceutical industry experience developing and marketing prescription products. For more information, please visit www.CannaPharmaRx.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements are based on CannaPharmaRx's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical products under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. CannaPharmaRx does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in CannaPharmaRx's private placement agreement and Form 10-Q as of September 30, 2014 and other periodic reports filed with the Securities and Exchange Commission.


Contact:
Bridamary Rosario
bbrosario@cannapharmarx.com
Source: CannaPharmaRx, Inc.
Released February 26, 2015